Exhibit 99.1

News Release

Investor Contact:	Chris O’Neal Senior Vice President – Strategy, Corporate Development and Investor Relations	EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com
Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries Accelerates Portfolio Reshaping, Announces Agreement to Sell Fairbanks Morse Division for $450 Million in Cash
•	Positions EnPro as a niche provider of precision components, solutions and services with a well-diversified customer base

•	Monetizes significant value created over the past several years in a segment that is non-core going forward

•	Accretive to segment margins, return metrics and cash flow profile

•	Proceeds from sale strengthen financial flexibility, enabling investment in future strategic growth opportunities

•	Transaction valued at a multiple of approximately 10.5x 2019E adjusted EBITDA

CHARLOTTE, N.C., Dec. 12, 2019 -- EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, today announced that it has entered into a definitive agreement to sell its Fairbanks Morse division to an affiliate of funds managed by private equity firm Arcline Investment Management (together with its consolidated subsidiaries, “Arcline”) for a purchase price of $450 million, subject to potential adjustment at closing, reflecting a multiple of approximately 10.5x on expected 2019 adjusted EBITDA for Fairbanks Morse.

“This transaction is a significant milestone in the continued evolution of our portfolio,” said Marvin Riley, Chief Executive Officer of EnPro. “Fairbanks Morse, which constituted our Power Systems segment, is a premier provider of large, complex power systems, primarily serving the U.S. military. After thoughtful consideration we determined that Fairbanks Morse would be better able to achieve its goals in an alternative setting. This transaction bolsters our already strong balance sheet and improves our flexibility to deploy capital towards businesses with characteristics that are more similar to EnPro’s core businesses.”

“I would like to thank the Fairbanks Morse team for their hard work and dedication that has put the business on a clear growth trajectory.  We were able to monetize this momentum through a sale to Arcline, and we are confident they will continue this strong growth trend,” added Mr. Riley.

The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close by March 31, 2020. EnPro’s Power Systems segment will be classified as a discontinued operation for the fourth quarter and full year 2019, and all prior quarterly and annual financial results of EnPro will be recast to reflect Fairbanks Morse as a discontinued operation, consistent with accounting requirements.

“Since Fairbanks Morse will be accounted for as a discontinued operation for fiscal 2019, we are discontinuing our adjusted EBITDA guidance for the year.  Our overall view of the year, however, has not changed since we provided updated guidance on the third quarter earnings call, and we are reaffirming our expected 2019 full-year adjusted diluted earnings per share guidance range of $3.90 to $4.04, which is inclusive of Fairbanks Morse as a discontinued operation,” stated Mr. Riley.

Use of Proceeds
Upon closing, EnPro expects to use net proceeds from the transaction to pay down a portion of its outstanding debt, while maintaining a disciplined approach to deploying capital for increased shareholder value, which could include future acquisitions and share repurchases.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, December 13, at 8:30 a.m. Eastern Time to discuss the transaction. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13697505. A live audio webcast of the call and accompanying slide presentation will be accessible on the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

DC Advisory is serving as exclusive financial advisor to EnPro, and Robinson Bradshaw is serving as legal counsel.

About EnPro Industries
EnPro Industries, Inc. is a niche provider of precision components, solutions, and services with a well-diversified customer base. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

About Arcline Investment Management
Arcline is a private equity firm with $1.5 billion in capital, investing in niche, market-leading companies that we are passionate about growing. Arcline approaches investments from multiple perspectives but shares a single vision – to identify and unlock the breakout potential in its companies. While we are deliberately sector generalists, some of our primary interest areas include Industrials, Technology, Life Sciences, and Specialty Chemicals.

About Fairbanks Morse
Fairbanks Morse (FM) develops and manufactures heavy-duty, medium-speed reciprocating engines under the Fairbanks Morse® and ALCO® brand names, which are used primarily in marine and power generation applications.  FM has been the original equipment manufacturer of its engines for over 120 years and has a large installed base for which it supplies aftermarket parts and services.  FM is the principal supplier of diesel engines to the U.S. Navy, U.S. Coast Guard and Canadian Coast Guard.  One hundred percent of manufacturing is conducted in its U.S. based facility in Beloit, WI, while parts and services are delivered through its network of five service centers. Learn more about Fairbanks Morse by visiting www.fairbanksmorse.com.

Guidance
Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the third quarter, the impact of foreign exchange rate changes subsequent to the end of the third quarter, and environmental and legacy litigation charges.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by EnPro’s businesses, some of which are cyclical and experience periodic downturns; prices and availability of its raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; the impact of the acquisition of LeanTeq on its existing customer relationships; the amount of any payments required to satisfy contingent liabilities related to discontinued operations of EnPro’s predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q, describe these and other risks and uncertainties in more detail.  In addition, certain matters with respect to the sale of Fairbanks Morse are subject to risk and uncertainties, including the possibility that necessary regulatory approvals will not be obtained or that other conditions to closing the transaction may not be satisfied such that the transaction will not close or that the closing may be delayed; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts current plans and operations of EnPro or Fairbanks Morse; uncertainties with respect to the ability of EnPro to recognize anticipated benefits of the transaction; uncertainties with respect to the amount of the costs, fees, expenses and charges related to the transaction; risks related to any legal proceedings that may be related to the transaction; the possibility of a reduction of the purchase price for the transaction due to a closing date adjustment; and risks and uncertainties with respect to the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction. EnPro cannot provide assurance that the transaction will be completed within the anticipated time schedule or at all.  EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”). They include guidance with respect to consolidated adjusted diluted earnings per share and estimated 2019 adjusted EBITDA of Fairbanks Morse (EnPro’s Power Systems reporting segment). These measures are calculated in a manner consistent with the presentation of these measures in EnPro’s November 5, 2019 press release which announced results for the three and nine months ended September 30, 2019 and was included as an exhibit to EnPro’s Form 8-K submitted to the Securities and Exchange Commission on November 5, 2019. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance, and when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.